Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our financial condition and results of operations in conjunction with the supplemental consolidated financial statements and notes thereto included in Exhibit 99.3.
Overview
Targa Resources Partners LP, is a publicly traded Delaware limited partnership formed on October 26, 2006 by Targa Resources, Inc. (“Targa” or “Parent”). Our common units are listed on the New York Stock Exchange under the symbol “NGLS.” In this report, unless the context requires otherwise, references to “we,” “us,” “our” or the “Partnership” are intended to mean the business and operations of Targa Resources Partners LP and its consolidated subsidiaries. References to “TRP LP” are intended to mean and include Targa Resources Partners LP, individually, and not on a consolidated basis.
Targa Resources GP LLC is a Delaware limited liability company, formed by Targa in October 2006 to own a 2% general partner interest in us. Its primary business purpose is to manage our affairs and operations. Targa Resources GP LLC is an indirect wholly-owned subsidiary of Targa.
We acquired Targa’s ownership interests in the following assets, liabilities and operations on the dates indicated (collectively, the “dropdown transactions”):
•	February 14, 2007 – North Texas System;

•	October 24, 2007 – San Angelo (“SAOU”) System and Louisiana (“LOU”) System;

•	September 24, 2009 – Downstream Business;

•	April 27, 2010 – Permian and Straddle Systems

•	August 25, 2010 – Versado System; and

•	September 28, 2010 – Venice Operations.
For periods prior to the above acquisition dates, we refer to the operations, assets and liabilities of these acquisitions as our “predecessors.”
Our Operations
Our business operations consist gathering, compressing, treating, processing and selling natural gas and storing, fractionating, treating, transporting and selling natural gas liquids (“NGLs”) and NGL products.
We report our operations in two divisions: (i) Natural Gas Gathering and Processing, consisting of two segments – (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) NGL Logistics and Marketing consisting of two segments – (a) Logistics Assets and (b) Marketing and Distribution. The financial results of our hedging activities are reported in Other.
Prior to the second quarter of 2010, we reported our results under four segments: (1) Natural Gas Gathering and Processing, (2) Logistics Assets, (3) NGL Distribution and Marketing and (4) Wholesale Marketing. The increase in our Coastal Gathering and Processing businesses as a result of our acquisition of the Permian and Straddle Systems, and consideration of underlying operational and economic differences between Field and Coastal gathering and processing systems led to more granular analysis of the Natural Gas Gathering and Processing results. Also, we have aggregated the previously separately reported NGL Distribution and Marketing segment and Wholesale Marketing segment into one reportable segment, Marketing and Distribution. This combined marketing segment reflects significant operational interrelationships among the Marketing and Distribution activities apparent in our current business model.

The Natural Gas Gathering and Processing division includes assets used in the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities. The Field Gathering and Processing segment’s assets are located in North Texas and the Permian Basin of West Texas and New Mexico and the Coastal Gathering and Processing segment’s assets are located in the onshore and near offshore region of the Louisiana Gulf Coast and the Gulf of Mexico.
The NGL Logistics and Marketing division is also referred to as our Downstream Business. It includes all the activities necessary to convert raw natural gas liquids into NGL products, market the finished products and provide certain value added services.
The Logistics Assets segment is involved in transporting and storing mixed NGLs and fractionating, storing, and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our gathering and processing segments and are predominantly located in Mont Belvieu, Texas and Western Louisiana.
The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes (1) marketing our own natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; and (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to us from our Gathering and Processing segments and the purchase and resale of natural gas in selected United States markets..
Key 2010 Subsequent Events
On January 19, 2010, we completed a public offering of 5,500,000 common units representing limited partner interests in the Partnership (“common units”) under our existing shelf registration statement on Form S-3 at a price of $23.14 per common unit ($22.17 per common unit, net of underwriting discounts), providing net proceeds of $121.9 million. Pursuant to the exercise of the underwriters’ overallotment option, we sold an additional 825,000 common units, providing net proceeds of $18.3 million. In addition, our general partner contributed $3.0 million for 129,082 common units to maintain its 2% interest in the partnership. We used the net proceeds from the offering for general partnership purposes, which included reducing borrowings under our senior secured credit facility.
On April 27, 2010, we completed our acquisition of the Permian and Straddle Systems from Targa for $420.0 million. TMS, TGM, Permian, Targa Straddle and Targa Straddle GP collectively owned at closing (i) Targa Resources, Inc.’s (“Targa”) natural gas straddle business consisting of the business and operations involving the Barracuda, Lowry and Stingray plants, including the Pelican, Seahawk and Cameron gas gathering pipeline systems, all of which are wholly-owned by TMS or its subsidiaries, and the business and operations represented by its participation and ownership interests in the Bluewater, Sea Robin, Calumet, N. Terrebonne, Toca and Yscloskey plants, (ii) certain of Targa’s natural gas gathering and processing systems, processing plants and related assets including the Sand Hills processing plant and gathering system, Monahans gathering system, Puckett gathering system, a 40% ownership interest in the West Seminole gathering system and a compressor overhaul facility and (iii) Targa’s natural gas marketing business (collectively, the “Business”).
On July 19, 2010, we entered into an amended and restated five-year $1.1 billion senior secured revolving credit facility, which allows us to request increases in commitments up to an additional $300 million. The new senior secured credit facility amends and restates our former $977.5 million senior secured revolving credit facility due February 2012.
On August 13, 2010, we completed a public offering of 7,475,000 common units and a separate private offering of $250,000,000 of 7 7/8% Senior Notes due 2018. We used the net proceeds from these offerings to reduce borrowings under our senior secured credit facility. In addition, our general partner contributed $3.8 million for 152,551 common units to maintain a 2% interest in us. We used the net proceeds from this offering to reduce borrowings under our senior secured credit facility.
On August 25, 2010, we completed our acquisition from Targa of its 63% ownership interest in Versado Gas Processors (“Versado”) a joint venture that is operated by Targa, for aggregate consideration of $247.2 million. Versado owns a natural gas gathering and processing business consisting of the Eunice, Monument and Saunders gathering and processing systems, including treating operations, processing plants and related assets. The Versado System includes three refrigerated cryogenic processing plants and approximately 3,200 miles of combined gathering pipelines in Southeast New Mexico and West Texas.

On September 28, 2010, we completed our acquisition of Targa’s Venice Operations, which includes Targa’s 76.8% interest in Venice Energy Services Company, L.L.C. (“VESCO”), a joint venture that is operated by Targa. The natural gas gathering and processing business is located near Venice, Louisiana in Plaquemines Parish along the Louisiana Gulf Coast and also includes VESCO’s wholly-owned subsidiary Venice Gathering System (“VGS”). VGS is an offshore gathering system that collects natural gas from producers and transports these volumes to the system’s gas processing plant. Total value of the transaction was $175.6 million including cash acquired by us, subject to certain adjustments.
See “Basis of Presentation” included in Note 2 of the “Notes to Supplemental Consolidated Financial Statements” in Exhibit 99.3 for information regarding retrospective adjustment of our financial information for the years 2007 through 2009 as entities under common control in connection with the 2010 acquisitions of Targa Operations.
Factors That Significantly Affect Our Results
Our results of operations are substantially impacted by the volumes that move through both our gathering and processing and our logistics assets, our contract terms and changes in commodity prices.
Volumes. In our gathering and processing operations, plant inlet volumes and capacity utilization rates generally are driven by wellhead production, our competitive position on a regional basis and more broadly by the impact of prices for oil, natural gas and NGLs on exploration and production activity in the areas of our operation. The factors that impact the gathering and processing volumes also impact the total volumes that flow to our Downstream Business. In addition, fractionation volumes are also affected by the location of the resulting mixed NGLs, available pipeline capacity to transport NGLs to our fractionators, and our competitive position relative to other fractionators.
Contract Terms and Contract Mix and the Impact of Commodity Prices. Our natural gas gathering and processing contract arrangements can have a significant impact on our profitability. Because of the significant volatility of natural gas and NGL prices, the contract mix of our natural gas gathering and processing segment can have a significant impact on our profitability. Negotiated contract terms are based upon a variety of factors, including natural gas quality, geographic location, the competitive environment at the time the contract is executed and customer preferences. Contract mix and, accordingly, exposure to natural gas and NGL prices may change over time as a result of changes in these underlying factors.
Set forth below is a table summarizing the contract mix of our natural gas gathering and processing division for 2009 and the potential impacts of commodity prices on operating margins:

	Percent of
Contract Type	Throughput	Impact of Commodity Prices
Percent-of-Proceeds / Percent-of-Liquids	48%	Decreases in natural gas and or NGL prices generate decreases in operating margins

Fee-Based	11%	No direct impact from commodity price movements

Wellhead Purchases/Keep Whole	18%	Decreases in NGL prices relative to natural gas prices generate decreases in operating margins

Hybrid	23%	In periods of favorable processing economics(1), similar to percent-of-liquids (or wellhead purchases/keep-whole in some circumstances, if economically advantageous to the processor). In periods of unfavorable processing economics, similar to fee-based.

(1)	Favorable processing economics typically occur when processed NGLs can be sold, after allowing for processing costs, at a higher value than natural gas on a Btu equivalent basis.
Actual contract terms are based upon a variety of factors, including natural gas quality, geographic location, the competitive commodity and pricing environment at the time the contract is executed, and customer requirements. Our gathering and processing contract mix and, accordingly, our exposure to natural gas and NGL prices, may change as a result of producer preferences, competition, and changes in production as wells decline at different rates or are added, our expansion into regions where different types of contracts are more common as well as other market factors. We prefer to enter into contracts with less commodity price sensitivity including fee-based and percent-of-proceeds arrangements.
The contract terms and contract mix of our downstream business have a significant impact on our results of operations. During periods of low relative demand for available fractionation capacity, rates are low and take or pay contracts are not readily available. Currently, demand for fractionation services is relatively high, rates have increased, contract terms or lengths have increased and reservation fees are required. These fractionation contracts in the logistics assets segment are primarily fee-based arrangements while the marketing segment includes both fee based and percent of proceeds contracts.
Impact of Our Hedging Activities. In an effort to reduce the variability of our cash flows, we have hedged the commodity price associated with a portion of our expected natural gas, NGL and condensate equity volumes for the remainder of 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). With these arrangements, we have attempted to mitigate our exposure to commodity price movements with respect to our forecasted volumes for this period. For additional information regarding our hedging activities, see “Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Risk.”
General and Administrative Expenses. Our Omnibus Agreement with Targa, our general partner and others addresses the reimbursement of costs incurred on our behalf and indemnification matters. Under the Omnibus Agreement (as amended), which runs through April 2013, Targa will provide general and administrative and other services to us associated with (1) our existing assets and any future Targa conveyances and (2) subject to mutual agreement, our future acquisitions from third parties.
The employees supporting our operations are employees of Targa. We reimburse Targa for the payment of certain operating expenses, including compensation and benefits of operating personnel assigned to our assets, and for the provision of various general and administrative services for our benefit. Targa performs centralized corporate functions for us, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing.
With respect to the North Texas System, Targa capped the North Texas System’s general and administrative expenses at $5.0 million annually through February 14, 2010. There is not a cap of expenses related to any of the other Targa conveyances. However, Targa will provide distribution support to us in the form of reduced general and administrative expense billings, up to $8.0 million per quarter, if necessary, for a 1.0 times distribution coverage ratio. The distribution support is in effect for the nine-quarter period beginning with the fourth quarter of 2009 and continuing through the fourth quarter of 2011. No distribution support was required for the fourth quarter of 2009.
Allocated general and administrative expenses, including expenses allocated to the dropdown transactions of $101.4 million, $87.4 million and $90.8 million for 2009, 2008 and 2007 were subject to the cap contained in the Omnibus Agreement.
In addition to these allocated general and administrative expenses, we incur incremental general and administrative expenses as a result of operating as a separate publicly held limited partnership. These direct, incremental general and administrative expenses, which were approximately $17.0 million, $10.0 million and $3.6 million during 2009, 2008 and 2007, included expenses associated with our equity offerings, financing arrangements and acquisitions. These direct and incremental costs also include costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, registrar and transfer agent fees and independent director compensation.

The historical financial statements of the dropdown transaction acquisitions include certain items that will not impact our future results of operations and liquidity including the items described below:

			Permian and
	North Texas	Downstream	Straddle	Versado	Venice
	System	Business	Systems	System	Operations
Original principal December 1, 2005	$816.2	$568.7	$232.2	$308.9	$2.0
Interest accrued during 2005 and 2006	88.3	61.8	25.1	33.4	0.2
Borrowings during 2006	—	9.2	—	—	—

Parent debt contributed January 1, 2007	904.5	639.7	257.3	342.3	2.2
For the year ended December 31, 2007	—	13.0	—	—	—
For the year ended December 31, 2008	—	3.4	—	—	137.1
Interest accrued prior to Targa conveyance:
For the year ended December 31, 2007 (4)	9.8	58.5	23.2	30.9	0.2
For the year ended December 31, 2008	—	59.3	23.2	30.9	4.9
For the year ended December 31, 2009	—	43.4	23.3	30.9	10.2

	9.8	161.2	69.7	92.7	15.3

Outstanding affiliate debt at conveyance date or December 31, 2009 (1)	914.3	817.3	327.0	435.0	154.6

Payment (cash and units) (1)(2)(3)	665.7	530.0	—	—	—

Affiliate debt contributed at conveyance date	$248.6	$287.3	$—	$—	$—

(1)	The Permian and Straddle Systems were not conveyed to the Partnership until April 2010, at which time the entire affiliate debt balance of $332.8 million was paid as part of the transaction.

(2)	The Versado System was not conveyed to the Partnership until August 2010, at which time $247.2 million of affiliate debt balance was paid and the balance was treated as a capital contribution.

(3)	Targa’s Venice Operations were not conveyed to the Partnership until September 2010, at which time $175.6 million was paid and the balance was treated as a capital contribution.

(4)	In 2007, Targa also allocated $9.6 million of interest related to the conveyance of the SAOU and LOU Systems.
Working Capital Adjustments. Prior to the contribution of the North Texas System in February 2007, and the acquisition of the SAOU and LOU Systems in October 2007, all intercompany transactions, including commodity sales and expense reimbursements, were not cash settled with the Targa, but were recorded as an adjustment to parent equity on the balance sheet. The primary intercompany transactions between the respective parent and the Predecessor Business are natural gas and NGL sales, the provision of operations and maintenance activities and the provision of general and administrative services. Prior to dropdown transactions of the Downstream Business, the Permian Straddle Operations, Targa’s Versado Systems and Targa’s Venice Operations, intercompany balances related to commodity receivables and payables were settled with the parent as part of the customary settlement process. All other receivable/payable amounts were treated as a contribution in connection with the respective dropdown.
Distributions to our Unitholders
We intend to make cash distributions to our unitholders and our general partner at least at the minimum quarterly distribution rate of $0.3375 per common unit per quarter ($1.35 per common unit on an annualized basis). Due to our cash distribution policy, we expect that we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect that we will rely upon external financing sources, including other debt and common unit issuances, to fund our acquisition and expansion capital expenditures, as well as our working capital needs.

The following table shows the distributions we paid in 2009, 2008 and 2007:

		Distributions Paid (1)
		Limited Partners		General Partner			Distributions
	For the Three		Subordinated				per limited
Date Paid	Months Ended	Common	(2)	Incentive	2%	Total	partner unit
		(In millions, except per unit amounts)
2009
November 14, 2009	September 30, 2009	$31.9	$—	$2.6	$0.7	$35.2	$0.5175
August 14, 2009	June 30, 2009	23.9	—	2.0	0.5	26.4	0.5175
May 15, 2009	March 31, 2009	18.0	5.9	1.9	0.5	26.3	0.5175
February 13, 2009	December 31, 2008	18.0	6.0	1.9	0.5	26.4	0.5175

2008
November 14, 2008	September 30, 2008	$17.9	$6.0	$1.9	$0.5	$26.3	$0.5175
August 14, 2008	June 30, 2008	17.8	5.9	1.7	0.5	25.9	0.5125
May 15, 2008	March 31, 2008	14.5	4.8	0.2	0.4	19.9	0.4175
February 14, 2008	December 31, 2007	13.8	4.6	0.1	0.4	18.9	0.3975

2007
November 14, 2007	September 30, 2007	$11.1	$3.9	$—	$0.3	$15.3	$0.3375
August 14, 2007	June 30, 2007	6.5	3.9	—	0.2	10.6	0.3375
May 15, 2007	March 31, 2007	3.3	1.9	—	0.1	5.3	0.1688

(1)	On February 12, 2010, we paid a cash distribution of $0.5175 per unit on our outstanding common units. The total distribution paid was $38.8 million, with $24.8 million paid to our non-affiliated common unitholders and $10.4 million, $0.8 million and $2.8 million paid to Targa for its common unit ownership, general partner interest and incentive distribution rights.

(2)	Under the terms of our amended and restated Partnership Agreement, all 11,528,231 subordinated units converted to common units on a one-to-one basis on May 19, 2009.
General Trends and Outlook
We expect our business to continue to be affected by the following key trends. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results.
Demand for Our Services. Fluctuations in energy prices can affect production rates and investments by third parties in the development of oil and natural gas reserves. Generally, drilling and production activity will increase as energy prices increase. Although recent economic conditions negatively impacted overall commodity prices, we believe that the current strength of oil, condensate and NGL prices has caused producers in and around our natural gas gathering and processing areas of operation to focus their drilling programs on regions rich in these forms of hydrocarbons. This focus is reflected in increased drilling permits and higher rig counts in these areas, and we expect these activities to lead to higher inlet volumes over the next several years. Producer activity in areas rich in oil, condensate and NGLs is currently generating increased demand for our fractionation services and for related fee-based services provided by our downstream business. While we expect development activity to remain robust with respect to oil and liquids rich gas development and production, currently depressed natural gas prices have resulted in reduced activity levels surrounding comparatively dry natural gas reserves, whether conventional or unconventional.

Significant Relationships. The following table lists the percentage of our consolidated sales and consolidated product purchases with our significant customers and suppliers:

	Year Ended December 31,
	2009	2008	2007
% of consolidated revenues
Chevron Phillips Chemical Company LLC	15%	19%	26%
% of product purchases
Louis Dreyfus Energy Services L.P.	11%	9%	13%
No other third party customer accounted for more than 10% of our consolidated revenues or consolidated product purchases during these periods.
Commodity Prices. Our operating income generally improves in an environment of higher natural gas, NGL and condensate prices, primarily as a result of our percent-of-proceeds contracts. Our processing profitability is largely dependent upon pricing and market demand for natural gas, NGLs and condensate, which are beyond our control and have been volatile. Recent weak economic conditions have negatively affected the pricing and market demand for natural gas, NGLs and condensate, which caused a reduction in profitability of our processing operations. In a declining commodity price environment, without taking into account our hedges, we will realize a reduction in cash flows under our percent-of-proceeds contracts proportionate to average price declines. We have attempted to mitigate our exposure to commodity price movements by entering into hedging arrangements. For additional information regarding our hedging activities, see “Quantitative and Qualitative Disclosures about Market Risk—Commodity Price Risk.”
Volatile Capital Markets. We are dependent on our ability to access the equity and debt capital markets in order to fund acquisitions and expansion expenditures. Global financial markets have been, and are expected to continue to be, volatile and disrupted and weak economic conditions may cause a significant decline in commodity prices. As a result, we may be unable to raise equity or debt capital on satisfactory terms, or at all, which may negatively impact the timing and extent to which we execute growth plans. Prolonged periods of low commodity prices or volatile capital markets may impact our ability or willingness to enter into new hedges, fund organic growth, connect to new supplies of natural gas, execute acquisitions or implement expansion capital expenditures.
Increased Regulation. Additional regulation in various areas has the potential to materially impact our operations and financial condition. For example, if regulation of hydraulic fracturing used by producers increased, we may experience reductions in supplies of natural gas and of NGLs from producers. Similarly, the forthcoming rules and regulations of the CFTC may limit our ability or increase the cost to use derivatives, which could create more volatility and less predictability in our results of operations.
How We Evaluate Our Operations
Our profitability is a function of the difference between the revenues we receive from our operations, including revenues from the natural gas, NGLs and condensate we sell, and the costs associated with conducting our operations, including the costs of wellhead natural gas and mixed NGLs that we purchase as well as operating and general and administrative costs and the impact of our commodity hedging activities. Because commodity price movements tend to impact both revenues and costs, increases or decreases in our revenues alone are not necessarily indicative of increases or decreases in our profitability. Our contract portfolio, the prevailing pricing environment for natural gas and NGLs, and the volumes of natural gas and NGL throughput on our systems are important factors in determining our profitability. Our profitability is also affected by the NGL content in gathered wellhead natural gas, supply and demand for our products and services provided to and changes in our customer mix.
Our management uses a variety of financial and operational measurements to analyze our performance. These measurements include: (1) throughput volumes, facility efficiencies and fuel consumption, (2) operating expenses and (3) the following non-GAAP measures — gross margin, operating margin, adjusted EBITDA and distributable cash flow.

Throughput Volumes, Facility Efficiencies and Fuel Consumption. Our profitability is impacted by our ability to add new sources of natural gas supply to offset the natural decline of existing volumes from natural gas wells that are connected to our gathering and processing systems. This is achieved by connecting new wells and adding new volumes in existing areas of production as well as by capturing natural gas supplies currently gathered by third parties. Similarly, our profitability is impacted by our ability to add new sources of mixed NGL supply, typically connected by third party transportation, to our downstream fractionation facilities. We fractionate NGLs generated by our gathering and processing plants as well as by contracting for mixed NGL supply from third party gathering or fractionation facilities.
In addition, we seek to increase operating margins by limiting volume losses and reducing fuel consumption by increasing compression efficiency. With our gathering systems’ extensive use of remote monitoring capabilities, we monitor the volumes of natural gas received at the wellhead or central delivery points along our gathering systems, the volume of natural gas received at our processing plant inlets and the volumes of NGLs and residue natural gas recovered by our processing plants. We also monitor the volumes of NGLs received, stored, fractionated, and delivered across our logistics assets. This information is tracked through our processing plants and downstream facilities to determine customer settlements for sales and volume related fees for service and helps us increase efficiency and reduce fuel consumption.
As part of monitoring the efficiency of our operations, we measure the difference between the volume of natural gas received at the wellhead or central delivery points on our gathering systems and the volume received at the inlet of our processing plants as an indicator of fuel consumption and line loss. We also track the difference between the volume of natural gas received at the inlet of the processing plant and the NGLs and residue gas produced at the outlet of such plant to monitor the fuel consumption and recoveries of the facilities. Similar tracking is performed for our logistics assets. These volume, recovery and fuel consumption measurements are an important part of our operational efficiency analysis.
Operating Expenses. Operating expenses are costs associated with the operation of a specific asset. Direct labor, ad valorem taxes, repair and maintenance, utilities and contract services comprise the most significant portion of our operating expenses. These expenses generally remain relatively stable independent of the volumes through our systems but fluctuate depending on the scope of the activities performed during a specific period.
Gross Margin. With respect to our Natural Gas Gathering and Processing division, we define gross margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases. With respect to our Logistics Assets segment, we define gross margin as total revenue, which consists primarily of service fee revenue. With respect to our Marketing and Distribution segment, we define gross margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation.
Operating Margin. We review performance based on operating margin. We define operating margin as revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases, and operating expenses. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail below. We view our operating margin as an important performance measure of the core profitability of our operations. We review our operating margin monthly for consistency and trend analysis.
The GAAP measure most directly comparable to gross margin and operating margin is net income. Gross margin and operating margin should not be considered as an alternative to GAAP net income. Gross margin and operating margin are not presentations made in accordance with GAAP and have important limitations as an analytical tool. You should not consider gross margin and operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definition of gross margin and operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We compensate for the limitations of gross margin and operating margin as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into our decision-making processes.

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Reconciliation of gross margin and operating
margin to net income (loss):
Gross margin	$710.9	$812.9	$768.9
Operating expenses	(234.4)	(274.3)	(246.5)

Operating margin	476.5	538.6	522.4
Depreciation and amortization expenses	(166.7)	(156.8)	(143.6)
General and administrative expenses	(114.9)	(110.7)	(94.3)
Interest expense, net	(159.8)	(156.1)	(153.7)
Income tax expense	(1.2)	(2.9)	(2.9)
Gain (loss) on debt repurchases	(1.5)	13.1	—
Gain (loss) on mark-to-market derivative instruments	(30.9)	76.4	(104.2)
Other, net	5.7	33.6	9.3

Net income	$7.2	$235.2	$33.0

We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Operating margin provides useful information to investors because it is used as a supplemental financial measure by us and by external users of our financial statements, including such investors, commercial banks and others, to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
Adjusted EBITDA. We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash gain or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by us and by external users of our financial statements such as investors, commercial banks and others, to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
The economic substance behind our use of Adjusted EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make distributions to our investors.
The generally accepted accounting principles (“GAAP”) measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income. Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities and GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and net cash provided by operating activities and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

	Year Ended December 31,
	2009	2008	2007
		(In millions)
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$422.9	$550.2	$493.3
Net income attributable to noncontrolling interest	(19.3)	(33.1)	(28.7)
Interest expense, net (1)	44.8	34.7	38.2
Gain (loss) on debt repurchases	(1.5)	13.1	—
Termination of commodity derivatives	—	87.4	—
Current income tax expense	0.3	0.8	0.8
Other (2)	(10.0)	8.7	3.2
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	57.0	(890.8)	70.3
Accounts payable and other liabilities	(93.0)	655.3	(184.7)

Adjusted EBITDA	$401.2	$426.3	$392.4

(1)	Net of amortization of debt issuance costs of $3.9 million, $2.1 million and $1.8 million and amortization of interest rate swap premiums of $3.4 million, $2.1 million and $0.9 million for 2009, 2008 and 2007. Excludes affiliate and allocated interest expense.

(2)	Includes non-controlling interest percentage of our unconsolidated investment’s depreciation, interest expense and maintenance capital expenditures , equity earnings from unconsolidated investments – net of distributions, accretion expense associated with asset retirement obligations, amortization of stock based compensation and gain (loss) on sale of assets.

	Year Ended December 31,
	2009	2008	2007
		(In millions)
Reconciliation of net income (loss) attributable to Targa Resources Partners LP to Adjusted EBITDA:
Net income attributable to Targa Resources Partners LP	$(12.1)	$202.1	$4.3
Add:
Interest expense, net	159.8	156.1	153.7
Income tax expense	1.2	2.9	2.9
Depreciation and amortization expenses	166.7	156.8	143.6
Non-cash (gain) loss related to derivatives	92.2	(88.5)	90.0
Noncontrolling interest adjustment	(6.6)	(3.1)	(2.1)

Adjusted EBITDA	$401.2	$426.3	$392.4

Distributable Cash Flow. We define distributable cash flow as net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for non-cash losses/(gains) related to mark-to-market derivative instruments and debt repurchases, less maintenance capital expenditures (net of any reimbursements of project costs). The impact of noncontrolling interests is included in our measure. Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by the board of directors of our general partner) to the cash distributions we expect to pay our unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).
The economic substance behind our use of distributable cash flow is to measure the ability of our assets to generate cash flow sufficient to make distributions to our investors.
The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Partners LP. Distributable cash flow should not be considered as an alternative to GAAP net income. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.
We compensate for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into our decision making processes.

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Reconciliation of net income (loss) attributable to Targa Resources Partners LP to distributable cash flow:
Net income (loss) attributable to Targa Resources Partners LP	$(12.1)	$202.1	$4.3
Depreciation and amortization expenses	166.7	156.8	143.6
Deferred income tax expense	0.9	2.1	2.1
Amortization in interest expense	3.9	2.1	1.8
Loss (gain) on debt repurchases	1.5	(13.1)	—
Non-cash (gain) loss related to mark-to-market derivative instruments	92.2	(88.5)	90.0
Maintenance capital expenditures	(44.5)	(68.4)	(65.2)
Other (1)	(6.6)	(3.1)	(2.1)

Distributable cash flow	$202.0	$190.0	$174.5

(1)	Other includes reimbursements of maintenance capital expenditures and the noncontrolling interest percentage of our unconsolidated investment’s depreciation, interest expense and maintenance capital expenditures.

Results of Operations
The financial statements and financial information included in our Annual Report on Form 10-K for the year ended December 31, 2009 have been updated to reflect our 2010 acquisitions of the Permian and Straddle Systems, Versado System, and Venice Operations, all accounted for as transfers of assets under common control. The following table summarizes the key components of our results of operations for the periods indicated:

	Year Ended December 31,			2009 vs. 2008		2008 vs. 2007
	2009	2008	2007	$ Change	% Change	$ Change	% Change
Revenues (1)(2)	$4,503.8	$8,030.1	$7,285.3	$(3,526.3)	(44%)	$744.8	10%

Product purchases (2)	3,792.9	7,217.2	6,516.4	(3,424.3)	(47%)	700.8	11%

Gross margin (3)	710.9	812.9	768.9	(102.0)	(13%)	44.0	6%

Operating expenses	234.4	274.3	246.5	(39.9)	(15%)	27.8	11%

Operating margin (4)	476.5	538.6	522.4	(62.1)	(12%)	16.2	3%
Depreciation and amortization expense	166.7	156.8	143.6	9.9	6%	13.2	9%
General and administrative expense	118.5	97.3	94.4	21.2	22%	2.9	3%

Other	(3.6)	13.4	(0.1)	(17.0)	(127%)	13.5	13,500%

Income from operations	194.9	271.1	284.5	(76.2)	(28%)	(13.4)	(5%)

Interest expense, net	(159.8)	(156.1)	(153.7)	(3.7)	(2%)	(2.4)	(2%)
Equity in earnings of unconsolidated investment	5.0	14.0	10.1	(9.0)	(64%)	3.9	39%

Gain (loss) on debt repurchases	(1.5)	13.1	—	(14.6)	(111%)	13.1	—

Gain (loss) on mark-to-market derivative instruments	(30.9)	76.4	(104.2)	(107.3)	(140%)	180.6	173%

Other	0.7	19.6	(0.8)	(18.9)	(96%)	20.4	2,550%

Income tax expense	(1.2)	(2.9)	(2.9)	1.7	59%	—	—

Net income (loss)	7.2	235.2	33.0	(228.0)	(97%)	202.2	613%

Less: Net income attributable to noncontrolling interest	19.3	33.1	28.7	(13.8)	(42%)	4.4	15%

Net income (loss) attributable to Targa Resources Partners LP	$(12.1)	$202.1	$4.3	$(214.2)	(106%)	$197.8	4,600%

Financial and operating data:

Financial data:

Adjusted EBITDA (5)	$401.2	$426.3	$392.4	$(25.1)	(6%)	$33.9	9%

Distributable cash flow (6)	202.0	190.0	174.5	12.0	6%	15.5	9%

Operating data:
Plant natural gas inlet, MMCf/d (7)(8)	2,139.8	1,846.4	1,982.8	293.4	16%	(136.4)	(7%)
Gross NGL production, MBbl/d	118.3	101.9	106.6	16.4	16%	(4.7)	(4%)

Natural gas sales, Bbtu/d(8)	598.4	532.1	526.5	66.3	12%	5.6	1%

NGL sales, MMbl/d	279.7	286.9	320.5	(7.2)	(3%)	(33.6)	(10%)

Condensate sales, MBbl/d	4.7	3.8	3.9	0.9	24%	(0.1)	(3%)

Average realized prices: (9)

Natural gas, $/MMBtu	3.83	8.19	6.46	(4.36)	(53%)	1.73	27%

NGL, $/gal	0.79	1.39	1.18	(0.60)	(43%)	0.21	18%

Condensate, $/Bbl	56.25	91.31	70.01	(35.06)	(38%)	21.30	30%

(1)	Includes business interruption insurance revenues of $13.3 million, $32.9 million and $7.3 million for 2009, 2008 and 2007.

(2)	During 2009, we reclassified NGL marketing fractionation and other service fees to revenues that were originally recorded in product purchase costs. The reclassification increased revenues and product purchases for 2008 and 2007 by $28.7 million and $27.6 million.

(3)	Gross margin is revenues less product purchases. See “How We Evaluate Our Operations.”

(4)	Operating margin is gross margin less operating expenses. See “How We Evaluate Our Operations.”

(5)	Adjusted EBITDA is net income before interest, income taxes, depreciation and amortization and non-cash gain or loss related to derivative instruments. See “How We Evaluate Our Operations.”

(6)	Distributable cash flow is net income plus depreciation and amortization and deferred taxes, adjusted for losses on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures. See “How We Evaluate Our Operations.”

(7)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.

(8)	Plant natural gas inlet volumes include producer take-in-kind, while natural gas sales exclude producer take-in-kind volumes.

(9)	Average realized prices include the impact of hedging activities.
Our management uses a variety of financial and operational measurements to analyze our performance. These measurements include gross margin, operating margin, operating expenses, plant inlet, gross NGL production, adjusted EBITDA and distributable cash flow, among others. For a discussion of these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – How We Evaluate Our Operations”.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
Revenues decreased $3,526.3 million due to lower realized prices ($3,570.9 million), lower NGL sales volumes ($170.3 million), partially offset by higher natural gas and condensate sales volumes ($221.9 million) and higher fee-based and other revenues of $7.0 million.
The decrease in gross margin reflects lower revenue of $3,526.3 million partially offset by a reduction in product purchase costs of $3,424.3 million. For information regarding period to period changes in our gross margins, see “Results of Operations—By Segment”.
The decrease in operating expenses was primarily due to lower fuel, utilities and catalyst expenses of $20.6 million, lower maintenance and supplies expenses of $20.6 million, and lower contract labor costs of $7.8 million, partially offset by a lower level of cost recovery billings to others of $6.5 million. Year over year comparisons of operating expenses are affected by our consolidation of VESCO starting August 1, 2008, following our acquisition of majority ownership of this operation. Had VESCO been consolidated for all of 2008, operating expenses would have been $17.1 million higher for 2008. See “Results of Operations—By Segment” for additional discussion regarding changes in operating expenses.
The increase in depreciation and amortization expenses is primarily attributable to assets acquired in 2008 that had a full year period of depreciation in 2009, as well as incremental depreciation on capital expenditures in 2009 of $95.9 million.
The increase in general and administrative expense was primarily due to higher compensation-related expenses of $17.0 million and increased insurance expenses of $6.0 million, reflecting higher property casualty premiums following significant 2008 Gulf Coast hurricane activity.
The $3.7 million increase in interest expense was primarily due to increased interest on debt allocated from Targa during 2009. See “Liquidity and Capital Resources” for information regarding our outstanding debt obligations.
Loss on debt repurchases of $1.5 million in 2009 relates to open market repurchases of our 11 1/4% Senior Notes due 2017 as compared to a gain of $13.1 million in 2008.
Our loss on mark-to-market derivative instruments for 2009 compared to a gain for 2008 was primarily due to the treatment of commodity hedges related to the Permian System and the Versado System that were allocated to us through common control accounting. These allocated hedges did not qualify for hedge accounting prior to our acquisition of the underlying assets and therefore the change in fair value of these instruments was recorded in earnings using the mark-to market method. The use of mark-to-market accounting caused non-cash earnings volatility due to changes in the underlying commodity price indices. During 2009, we recorded mark-to-market losses, compared to 2008, when we recorded mark-to-market gains due to these changes in commodity price indices.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
Revenues increased $744.8 million due to higher commodity prices ($1,266.2 million), an increase in natural gas sales volumes ($16.5 million), an increase in fee-based and other revenues ($26.7 million) and higher business interruption proceeds ($25.6 million), partially offset by lower NGL and condensate volumes ($590.2 million).

The $44.0 million increase in gross margin reflects higher revenue of $744.8 million offset by increases in product purchase costs of $700.8 million. For information regarding period to period changes in our gross margins, see “Results of Operations—By Segment”.
The increase in depreciation and amortization expenses is primarily attributable to assets acquired in 2007 that had a full year period of depreciation in 2008, as well as incremental depreciation on capital expenditures of $122.8 million.
General and administrative expense decreased for 2008 compared to 2007, primarily due to increases in allocated corporate level expenses.
The $2.4 million increase in interest expense was primarily from increased interest on debt allocated from Targa during 2008. See “Liquidity and Capital Resources” for information regarding our outstanding debt obligations.
Gain on debt repurchases for 2008 relates to open market repurchases of our 8 1/4% Senior Notes due 2016.
Our gain on mark-to-market derivative instruments for 2008 compared to the loss for 2007 was primarily due to the treatment of commodity hedges related to the dropdowns that were allocated to us through common control accounting. These allocated hedges did not qualify for hedge accounting prior to our acquisition of the underlying assets. The use of mark-to-market accounting caused non-cash earnings volatility due to changes in the underlying commodity price indices. During 2008, we recorded mark-to-market gains, compared to 2007, when we recorded mark-to-market losses due to these changes in commodity price indices.
Results of Operations—By Segment
Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation. For all operating statistics presented, the numerator is the total volume or sales for the period and the denominator is the number of calendar days for the period.
Our operating margin by segment is:

	Field	Coastal
	Gathering	Gathering		Marketing
	and	and	Logistics	and
	Processing	Processing	Assets	Distribution	Other	Total
Year Ended December 31, 2009	$183.2	$89.7	$74.3	$83.0	$46.3	$476.5
Year Ended December 31, 2008	385.4	105.4	40.1	41.3	(33.6)	538.6
Year Ended December 31, 2007	321.3	89.5	32.6	85.5	(6.5)	522.4

Natural Gas Gathering and Processing Division
Field Gathering and Processing Segment
The following table provides summary financial data regarding results of operations in our Field Gathering and Processing segment for the periods indicated:

	Year Ended December 31,			2009 vs. 2008		2008 vs. 2007
	2009	2008	2007	$ Change	% Change	$ Change	% Change
	($ in millions)
Gross margin (1)	$268.3	$489.5	$415.9	$(221.2)	(45%)	$73.6	18%
Operating expenses	(85.1)	(104.1)	(94.6)	(19.0)	(18%)	9.5	10%

Operating margin (2)	$183.2	$385.4	$321.3	(202.2)	(52%)	64.1	20%

Operating statistics (3):
Gathering throughput, MMcf/d	615.8	614.3	628.7	1.5	—	(14.4)	(2%)
Plant natural gas inlet, MMcf/d	581.9	584.1	605.8	(2.2)	—	(21.7)	(4%)
Gross NGL production, MBbl/d	69.8	68.0	69.0	1.8	3%	(1.0)	(1%)
Natural gas sales, BBtu/d	219.6	296.2	289.1	(76.6)	(26%)	7.1	2%
NGL sales, MBbl/d	56.2	54.1	55.3	2.1	4%	(1.2)	(2%)
Condensate sales, MBbl/d	3.2	3.5	3.8	(0.3)	(9%)	(0.3)	(8%)
Average realized prices:
Natural gas, $/MMBtu	3.69	7.55	6.12	(3.86)	(51%)	1.43	23%
NGL, $/gal	0.69	1.21	1.05	(0.52)	(43%)	0.16	15%
Condensate, $/Bbl	55.84	86.51	63.11	(30.67)	(35%)	23.40	37%

(1)	Gross margin is revenues less product purchases.

(2)	Operating margin is revenues less product purchases and operating expenses.

(3)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the year and the denominator is the number of calendar days during the year.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
The $221.2 million decrease in gross margin for 2009 was due to lower commodity prices ($853.9 million )and lower natural gas and condensate sales volumes ($157.2 million) offset by higher NGL sales volumes ($36.2 million), higher fee based and other revenue of $0.1 million and lower product purchases of $753.8 million.. The increased NGL sales volumes were due primarily to higher NGL production.
The decrease in operating expenses was primarily due to lower maintenance and supplies expenses of $8.4 million, lower contract services and professional fees of $4.4 million, and lower fuel, utilities and catalysts expenses of $3.2 million.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
The $73.6 million increase in gross margin for 2008 was due to higher commodity prices ($317.3 million) and higher natural gas sales volumes ($17.8 million) and fee based and other revenue of $3.1 million, offset by lower NGL and condensate sales volumes ($22.3 million) and higher product purchase costs of $242.3 million. The decreased NGL sales volumes were due primarily to lower throughput and NGL production volumes, while higher natural gas sales volumes were due to higher purchases for resale.
The increase in operating expenses was primarily due to higher maintenance and supplies expenses of $4.0 million, higher contract and professional services of $2.5 million and higher fuel, utilities and catalyst expenses of $2.6 million.

Coastal Gathering and Processing Segment
The following table provides summary financial data regarding results of operations in our Coastal Gathering and Processing segment for the periods indicated:

	Year Ended December 31,			2009 vs. 2008		2008 vs. 2007
	2009	2008	2007	$ Change	% Change	$ Change	% Change
	($ in millions)
Gross margin (1)	$132.7	$136.5	$118.2	$(3.8)	(3%)	$18.3	15%
Operating expenses	(43.0)	(31.1)	(28.7)	11.9	38%	2.4	8%

Operating margin (2)	$89.7	$105.4	$89.5	(15.7)	(15%)	15.9	18%

Operating statistics:(3)
Gathering throughput, MMcf/d	1,567.2	1,272.5	1,397.2	294.7	23%	(124.7)	(9%)
Plant natural gas inlet, MMcf/d (4)	1,557.8	1,262.4	1,377.0	295.4	23%	(114.6)	(8%)
Gross NGL production, MBbl/d	48.5	33.9	37.6	14.6	43%	(3.7)	(10%)
Natural gas sales, BBtu/d	258.4	239.4	244.1	19.0	8%	(4.7)	(2%)
NGL sales, MBbl/d	40.6	31.7	36.3	8.9	28%	(4.6)	(13%)
Condensate sales, MBbl/d	1.6	1.5	1.4	0.1	7%	0.1	7%
Average realized prices:
Natural gas, $/MMBtu	4.00	9.00	6.82	(5.00)	(56%)	2.18	32%
NGL, $/gal	0.77	1.34	1.09	(0.57)	(43%)	0.25	23%
Condensate, $/Bbl	53.31	90.10	73.02	(36.79)	(41%)	17.08	23%

(1)	Gross margin is revenues less product purchases.

(2)	Operating margin is revenues less product purchases and operating expenses.

(3)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the year and the denominator is the number of calendar days during the year.

(4)	The majority of Straddle System volumes are gathered on third party offshore pipeline systems and delivered to the plant inlets.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
The $3.8 million decrease in gross margin for 2009 was due to lower commodity prices ($847.7 million) and lower business interruption proceeds of $3.4 million offset by higher commodity sales volumes ($246.0 million) as a result of the recovery of operations from Hurricanes Gustav and Ike, reduced product purchase costs of $596.7 million and higher fee-based and other income of $4.6 million. Had VESCO been consolidated for the entire period, gross margin for 2008 would have been $43.6 million.
The increase in operating expenses was primarily due to a full year of operating expenses from VESCO in 2009, as compared with five months of operating expenses from VESCO in 2008 due to our acquisition of majority ownership in and consolidation of VESCO on August 1, 2008. Had VESCO been consolidated for the entire period, operating expenses for 2008 would have been $17.1 million higher and our Coastal Gathering and Processing segment would have reported reductions in aggregate operating expense levels during 2009 as was the case with our other segments.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
The $18.3 million increase in gross margin for 2008 is attributable to an increase in commodity sales prices ($319.0 million), and increased business interruption proceeds of $11.6 million offset by decreased fee based and other income of $0.7 million and a decrease in commodity sales volumes ($82.8 million), which were primarily the result of disruptions to straddle plant operations during the third and fourth quarters of 2008 due to Hurricanes Gustav and Ike and higher product purchase costs of $230.2 million.

The increase in operating expenses was primarily due to our acquisition of majority ownership and consolidation of VESCO in August 2008, which added $5.5 million of operating expenses. Partially offsetting this increase was lower compensation expenses of $1.9 million.
NGL Logistics and Marketing Division
Logistics Assets Segment
The following table provides summary financial data regarding results of operations of our Logistics Assets segment for the periods indicated:

	Year Ended December 31,			2009 vs. 2008		2008 vs. 2007
	2009	2008	2007	$ Change	% Change	$ Change	% Change
	($ in millions)
Gross margin (1)	$156.2	$172.5	$134.3	$(16.3)	(9%)	$38.2	28%
Operating expenses	(81.9)	(132.4)	(101.7)	(50.5)	(38%)	30.7	30%

Operating margin(2)	$74.3	$40.1	$32.6	34.2	85%	7.5	23%

Operating statistics:
Fractionation volumes, MBbl/d	217.2	212.2	209.2	5.0	2%	3.0	1%
Treating volumes, MBbl/d (3)	21.9	20.7	9.1	1.2	6%	11.6	127%

(1)	Gross margin consists of fee revenue and business interruption proceeds.

(2)	Operating margin is revenues less product purchases and operating expenses.

(3)	Consists of the volumes treated in our low sulfur natural gasoline (“LSNG”) unit.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
The $16.3 million decrease in gross margin for 2009 was due to lower fractionation and treating revenue of $20.9 million due to lower fees offset by higher other fee-based and other revenue of $4.6 million.
The decrease in operating expenses was primarily due to lower fuel and utilities expenses of $43.2 million, lower maintenance and supplies expenses of $4.7 million and lower outside services of $9.4 million, partially offset by higher compensation expense of $1.1 million and system product losses of $2.5 million.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
The $38.2 million increase in gross margin for 2008 was due to higher fractionation and treating revenue of $32.3 million due to higher fees and increased treating volumes, increased other fee-based revenue of $4.1 million and increased business interruption insurance proceeds of $1.8 million.
The increase in operating expenses was primarily due to higher fuel and utilities expense of $17.0 million, higher maintenance and supplies expense of $4.8 million and increased outside service costs of $8.7 million. Factors contributing to the overall increase were the first full year of operations for the LSNG unit and expenses related to the facilities damaged by Hurricanes Ike and Gustav.

Marketing and Distribution Segment
The following table provides summary financial data regarding results of operations of our Marketing and Distribution segment for the periods indicated:

	Year Ended December 31,			2009 vs. 2008		2008 vs. 2007
	2009	2008	2007	$ Change	% Change	$ Change	% Change
	($ in millions)
Gross margin (1)	$128.9	$98.8	$140.4	$30.1	30%	$(41.6)	(30%)
Operating expenses	(45.9)	(57.5)	(54.9)	(11.6)	(20%)	2.6	5%

Operating margin(2)	$83.0	$41.3	$85.5	41.7	101%	(44.2)	(52%)

Operating statistics:
Natural gas sales, BBtu/d	510.3	417.4	398.8	92.9	22%	18.6	5%
NGL sales, MBbl/d	276.1	284.0	316.3	(7.9)	(3%)	(32.3)	(10%)
Average realized prices:
Natural gas, $/MMBtu	3.65	7.81	6.38	(4.16)	(53%)	1.43	22%
NGL realized price, $/gal	0.80	1.40	1.19	(0.60)	(43%)	0.21	18%

(1)	Gross margin is revenues less product purchases.

(2)	Operating margin is revenues less product purchases and operating expenses.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
The $30.1 million increase in gross margin for 2009 was due to higher natural gas sales volumes ($261.8 million), lower product purchase costs of $3,312.4 and a $33.0 million decrease in lower of cost or market adjustment, offset by lower commodity prices ($3,334.9 million), and lower NGL sales volumes ($188.2 million), lower fee-based and other revenues of $37.6 million and lower business interruption proceeds of $16.3 million.
Natural gas sales volumes are higher due to increased purchases for resale. NGL sales volumes are lower beginning in the third quarter of 2009 due to a change in contract terms with a petrochemical supplier that had a minimal impact to gross margin.
The decrease in operating expenses was primarily due to a decrease in fuel and utilities expense of $5.8 million, a decrease in maintenance and supplies expenses of $4.2 million and a decrease in outside services of $1.0 million. Factors contributing to the decrease included the expiration of a barge contract, partially offset by increased truck utilization.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
The $41.6 million decrease in gross margin for 2008 was due to lower NGL sales volumes ($565.1 million), higher product purchase costs of $696.6 million and a $36.4 million increase in lower of cost or market adjustment, offset by higher commodity prices ($1,166.4 million), higher natural gas sales volumes ($66.9 million), increased fee based and other revenues of $11.0 million and increased business interruption proceeds of $12.2 million. Natural gas sales volumes are higher due to increase purchases for resale, and lower NGL sales volumes are primarily the result of disruptions from Hurricanes Gustav and Ike, as well as reduced petrochemical sales.
The increase in operating expenses was primarily due to increases in fuel and utilities expense of $3.1 million and maintenance and supplies expenses of $2.2 million, partially offset by decreases in rail expense of $1.5 million and compensation expense of $1.2 million.

Other
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
During 2009, the settlement of our commodity derivatives resulted in $46.3 million in additional net receipts from our hedge counterparties, which were recorded as increases to gross margin from hedge settlements during the year. During 2008, the settlement of our commodity derivatives resulted in additional net payments of $33.6 million to our hedge counterparties, which were recorded as reductions of gross margin from hedge settlements during the year. Cash receipts or payments on our hedge settlements are due to the contracted price of our hedge contracts falling above or below the market prices of the commodity settled.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
During 2008 and 2007, the settlement of our commodity derivatives resulted in additional payments of $33.6 million and $6.5 million to our hedge counterparties, which were recorded as reductions of gross margin from hedge settlements during the year. Cash payments on our hedge settlements are due to the contracted price of our hedge contracts falling below the market prices of the commodity settled.
Hurricane Update
Hurricanes Katrina and Rita
Hurricanes Katrina and Rita affected certain of our Gulf Coast facilities in 2005. The final purchase price allocation for our acquisition from Dynegy in October 2005 included an $81.1 million receivable for insurance claims related to property damage caused by Hurricanes Katrina and Rita. During 2008, our cumulative receipts exceeded such amount, and we recognized a gain of $18.5 million. During 2009, expenditures related to these hurricanes included $0.3 million capitalized as improvements. The insurance claim process is now complete with respect to Hurricanes Katrina and Rita for property damage and business interruption insurance.
Hurricanes Gustav and Ike
Certain of our Louisiana and Texas facilities sustained damage and had disruptions to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded a $19.3 million loss provision (net of estimated insurance reimbursements) related to the hurricanes. During 2009, the estimate was reduced by $3.7 million. During 2009, expenditures related to the hurricanes included $33.2 million for previously accrued repair costs and $7.4 million capitalized as improvements. These are TRP common control numbers only and do not include amounts retained by TRI.
During 2009, 2008 and 2007, we recognized revenue from business interruption insurance of:

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Coastal Gathering and Processing	$10.9	$14.2	$2.6
Logistics Assets	1.9	1.8	—
Marketing and Distribution	0.5	16.9	4.7

	$13.3	$32.9	$7.3

Liquidity and Capital Resources
Our ability to finance our operations, including funding capital expenditures and acquisitions, to meet our indebtedness obligations, to refinance our indebtedness or to meet our collateral requirements will depend on our ability to generate cash in the future. Our ability to generate cash is subject to a number of factors, some of which are beyond our control, including weather, commodity prices, particularly for natural gas and NGLs, and our ongoing efforts to manage operating costs and maintenance capital expenditures, as well as general economic, financial, competitive, legislative, regulatory and other factors.

Our main sources of liquidity and capital resources are internally generated cash flow from operations, borrowings under our credit facility, the issuance of additional units by the Partnership and access to debt markets. The capital markets continue to experience volatility. Many financial institutions have had liquidity concerns, prompting government intervention to mitigate pressure on the credit markets. Our exposure to current credit conditions includes our credit facility, cash investments and counterparty performance risks. Continued volatility in the debt markets may increase costs associated with issuing debt instruments due to increased spreads over relevant interest rate benchmarks and affect its ability to access those markets.
Current market conditions also elevate the concern over counterparty risks related to our commodity derivative contracts and trade credit. We have all of our commodity derivatives with major financial institutions or major oil companies. Should any of these financial counterparties not perform, we may not realize the benefit of some of our hedges under lower commodity prices, which could have a material adverse effect on our results of operation. We sell our natural gas, NGLs and condensate to a variety of purchasers. Non-performance by a trade creditor could result in losses.
Crude oil and natural gas prices are also volatile. In an effort to reduce the variability of our cash flows, we have hedged the commodity price associated with a portion of our expected natural gas, NGL and condensate equity volumes for the remainder of 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). With these arrangements, we have attempted to mitigate our exposure to commodity price movements with respect to our forecasted volumes for this period. See “Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk.” The current market conditions may also impact our ability to enter into future commodity derivative contracts. In the event of a continued global recession, commodity prices may decrease significantly, which could reduce our operating margins and cash flow from operations.
As of December 31, 2009, we had $90.9 million of cash on hand.
On July 19, 2010, we replaced our existing credit facility with a new senior secured credit facility. The new credit facility increased available borrowing capacity by $141.5 million.
Our cash generated from operations has been sufficient to finance our operating expenditures and non-acquisition related capital expenditures. Based on our anticipated levels of operations and absent any disruptive events, we believe that internally generated cash flow and borrowings available under our senior secured credit facilities should provide sufficient resources to finance our operations, non-acquisition related capital expenditures, long-term indebtedness obligations and collateral requirements.
A significant portion of our capital resources are utilized in the form of cash and letters of credit to satisfy counterparty collateral demands. These counterparty collateral demands reflect our non-investment grade status, as determined by Moody’s Investors Service, Inc. and Standard and Poor’s Rating Service, and counterparties’ views of our financial condition and ability to satisfy our performance obligations, as well as commodity prices and other factors. At December 31, 2009, our total outstanding letter of credit postings were $108.4 million.
Working Capital. Working capital is the amount by which current assets exceed current liabilities. Our working capital requirements are primarily driven by changes in accounts receivable and accounts payable. These changes are impacted by changes in the prices of commodities that we buy and sell. In general, our working capital requirements increase in periods of rising commodity prices and decrease in periods of declining commodity prices. However, our working capital needs do not necessarily change at the same rate as commodity prices because both accounts receivable and accounts payable are impacted by the same commodity prices. In addition, the timing of payments received by our customers or paid to our suppliers can also cause fluctuations in working capital because we settle with most of our larger suppliers and customers on a monthly basis and often near the end of the month. We expect that our future working capital requirements will be impacted by these same factors.
As of December 31, 2009, we had a positive working capital balance of $66.5 million.

The partnership is obligated to make minimum quarterly cash distributions to unitholders from available cash, as defined in the partnership agreement. As of December 31, 2009, such minimum amounts payable to non-Targa unitholders total approximately $56.1 million annually.
Cash Flow
The following table summarizes cash flow provided by or used in operating activities, investing activities and financing activities for the periods indicated:

	Year Ended December 31,			2009 vs. 2008		2008 vs. 2007
	2009	2008	2007	$ Change	% Change	$ Change	% Change
	(In millions)
Net cash provided by (used in):
Operating activities	$422.9	$550.2	$493.3	$(127.3)	(23%)	$56.9	12%
Investing activities	(94.6)	(247.1)	(118.4)	(152.5)	(62%)	128.7	109%
Financing activities	(380.6)	(249.5)	(310.3)	131.1	53%	(60.8)	(20%)
Operating Activities
The changes in net cash provided by operating activities are attributable to our net income adjusted for non-cash charges as presented in the Consolidated Statements of Cash Flows included in our historical consolidated financial statements and related notes thereto appearing in Exhibit 99.3 of this Form 8-k and changes in working capital as discussed above under “—Liquidity and Capital Resources — Working Capital.” We expect our cash flows provided by operating activities will be sufficient to meet our operating requirements for the next twelve months.
The $127.3 million decrease in net cash provided by operating activities in 2009 compared to 2008 was primarily due to the following:
•	Net cash flow from consolidated operations (excluding cash payments for interest and distributions received from unconsolidated affiliates) decreased $125.4 million period-to-period. The change in net cash provided by operating activities reflects:
•	the change in net income (-$228.0 million), and

•	the changes in and timing and settlement of transactions as reflected in the changes in working capital (-$190.8 million) and risk management activities (+$269.4 million).
•	Please see “—Results of Operations—Year Ended December 31, 2009 Compared to Year Ended December 31, 2008” for a discussion of material items that impacted our operating cash flow.

•	Cash payments for interest expense decreased $2.3 million period-to-period primarily due to a reduction in and change in the mix of debt due to debt retirements and refinancing activities and lower effective interest rates.

•	Distributions received from unconsolidated affiliates increased $0.4 million period-to-period.
The $56.9 million increase in net cash provided by operating activities for 2008 compared to 2007 was primarily due to the following:
•	Net cash flow from consolidated operations (excluding cash payments for interest, distributions received from unconsolidated affiliates and cash payments for hedge terminations) increased by $42.4 million period-to-period. The increase in operating cash flow is generally due to an increase in net income of $202.2 million. Please see “—Results of Operations—Year Ended December 31, 2008 Compared to Year Ended December 31, 2007” for a discussion of material items that impacted our operating cash flow.

•	Cash payments for interest expense increased $13.8 million period-to-period primarily due to lower overall interest rates and the mix of debt due to debt retirements and refinancing activities offset by a higher debt load.

•	Distributions received from unconsolidated affiliates increased $0.7 million period-to-period.

•	Cash payments for hedge terminations decreased $87.4 million.

Investing Activities
Net cash used in investing activities decreased by $152.5 million for 2009 compared to 2008. The decrease is attributable to lower capital expenditures in 2009 and the VESCO acquisition in 2008.
Net cash used in investing activities increased by $128.7 million in 2008 compared to 2007, primarily due to the VESCO acquisition in 2008.
The following table lists gross additions to property, plant and equipment, cash flows used in property, plant and equipment additions and the difference, which is primarily settled accruals and non-cash additions:

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Gross additions to property, plant and equipment	$99.2	$137.2	$116.7
Non-cash additions to property, plant and equipment	(9.8)	(4.3)	0.2
Change in accruals	6.5	(10.1)	(0.8)

Cash expenditures	$95.9	$122.8	$116.1

Financing Activities
Net cash used in financing activities increased $131.1 million for 2009 compared to 2008. The increase was primarily due to net repayments and distributions, partially offset by equity issuances.
Net cash used in financing activities decreased $60.4 million for 2008 compared to 2007. The decrease was primarily due to net borrowings, net of repayments and repurchases, partially offset by increased distributions paid to unitholders in 2008.
Capital Requirements
The midstream energy business can be capital intensive, requiring significant investment to maintain and upgrade existing operations. A significant portion of the cost of constructing new gathering lines to connect to our gathering system is generally paid for by the natural gas producer. However, we expect to make significant expenditures during the next year for the construction of additional natural gas gathering and processing infrastructure and to enhance the value of our natural gas logistics and marketing assets.
We categorize our capital expenditures as either: (i) maintenance expenditures or (ii) expansion expenditures. Maintenance expenditures are those expenditures that are necessary to maintain the service capability of our existing assets including the replacement of system components and equipment which is worn, obsolete or completing its useful life, the addition of new sources of natural gas supply to our systems to replace natural gas production declines and expenditures to remain in compliance with environmental laws and regulations. Expansion expenditures improve the service capability of the existing assets, extend asset useful lives, increase capacities from existing levels, add capabilities, reduce costs or enhance revenues.

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Capital expenditures:
Expansion	$54.7	$68.8	$51.5
Maintenance	44.5	68.4	65.2

	$99.2	$137.2	$116.7

Credit Facilities and Long-Term Debt
As of December 31, 2009, we had outstanding loans of $479.2 million and approximately $370.9 million of availability under our senior secured revolving credit facility. See “Debt Obligations” included under Note 10 to our “Supplemental Consolidated Financial Statements” in Exhibit 99.3 for a discussion of our credit agreements.
Senior Secured Revolving Credit Facility due 2015
On July 19, 2010, we entered into a new five-year $1.1 billion amended and restated senior secured credit facility, which allows us to request increases in commitments up to additional $300 million. The new senior secured credit facility amends and restates our former $977.5 million senior secured revolving credit facility due February 2012.
The amended and restated credit facility bears interest at LIBOR plus an applicable margin ranging from 2.25% to 3.5% (or base rate at the borrower’s option) dependent on our consolidated funded indebtedness to consolidated adjusted EBITDA ratio. Our new credit facility is secured by substantially all of our assets.
Our senior secured credit facility restricts our ability to make distributions of available cash to unitholders if a default or an event of default (as defined in our senior secured credit agreement) has occurred and is continuing. The senior secured credit facility requires us to maintain a consolidated funded indebtedness to consolidated adjusted EBITDA of less than or equal to 5.50 to 1.00. The senior secured credit facility also requires us to maintain an interest coverage ratio (the ratio of our consolidated EBITDA to our consolidated interest expense, as defined in the senior secured credit agreement) of greater than or equal to 2.25 to 1.00 determined as of the last day of each quarter for the four-fiscal quarter period ending on the date of determination, as well as upon the occurrence of certain events, including the incurrence of additional permitted indebtedness.
Outstanding Senior Notes
On June 18, 2008, we privately placed $250 million in aggregate principal amount at par value of 8 1/4% senior notes due 2016 (the “8 1/4% Notes”). On July 6, 2009, we privately placed $250 million in aggregate principal amount of 11 1/4% senior notes due 2017 (the “11 1/4% Notes”). The 11 1/4% Notes were issued at 94.973% of the face amount, resulting in gross proceeds of $237.4 million.
On August 13, 2010, we placed $250 million in aggregate principal amount of its 7 7/8% senior notes due 2018. These notes are unsecured senior obligations that rank pari passu in right of payment with existing and future senior indebtedness, including indebtedness under our credit facility. They are senior in right of payment to any of our future subordinated indebtedness.
Our senior unsecured notes and associated indenture agreements restrict our ability to make distributions to unitholders in the event of default (as defined in the Indenture Agreements). The indenture agreements also restrict our ability and the ability of certain of our subsidiaries to: (i) incur additional debt or enter into sale and leaseback transactions; (ii) pay certain distributions on or repurchase, equity interests (only if such distributions do not meet specified conditions); (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture Agreements) has occurred and is continuing, many of such covenants will terminate and we will cease to be subject to such covenants.
Off-Balance Sheet Arrangements
We currently have no off-balance sheet arrangements as defined by the Securities and Exchange Commission. See “Contractual Obligations” below and “Commitments and Contingencies” included under Note 17 to our “Supplemental Consolidated Financial Statements” in Exhibit 99.3 for a discussion of our commitments and contingencies, some of which are not recognized in the consolidated balance sheets under GAAP.

Contractual Obligations
Following is a summary of our contractual cash obligations over the next several fiscal years, as of December 31, 2009:

	Payments Due By Period
		Less Than			More Than
Contractual Obligations (1)	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In millions)
Debt obligations (2)	$1,836.2	$—	$1,395.8	$—	$440.4
Interest on debt obligations (3)	489.8	107.0	205.5	86.5	90.8
Operating lease obligations (4)	38.0	8.9	12.7	5.9	10.5
Capacity payments (5)	2.7	2.0	0.7	—	—
Land site lease and right-of-way	21.2	1.5	2.7	2.3	14.7
Asset retirement obligation	15.4	—	—	—	15.4
Purchase order commitments	4.6	4.6	—	—	—

	$2,407.9	$124.0	$1,617.4	$94.7	$571.8

(1)	Contractual obligations exclude current and long-term unrealized losses on derivative instruments included in the consolidated balance sheet as those amounts represent the current fair value of various derivative contracts and do not represent future cash purchase obligations. These contracts may be settled financially at the difference between the future market price and the contractual price and may result in either cash payments or cash receipts; therefore, it is not possible to estimate the timing or amounts of potential future obligations.

(2)	Represents our scheduled future maturities of consolidated debt obligations for the periods indicated. See “Debt Obligations” included under Note 10 to our “Supplemental Consolidated Financial Statements” in Exhibit 99.3 for information regarding our debt obligations.

(3)	Represents interest expense on our debt obligations based on interest rates as of December 31, 2009 and the scheduled future maturities of those debt obligations.

(4)	Include minimum lease payment obligations associated with site leases and railcar leases.

(5)	Consist of capacity payments for firm transportation contracts.
Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates. The policies and estimates discussed below are considered by management to be critical to an understanding of our financial statements because their application requires the most significant judgments from management in estimating matters for financial reporting that are inherently uncertain. See the description of our accounting policies in the notes to the financial statements for additional information about our critical accounting policies and estimates.
Property, Plant and Equipment. In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the period it benefits. Our property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets. At the time we place our assets in-service, we believe such assumptions are reasonable; however, circumstances may develop that would cause us to change these assumptions, which would change our depreciation amounts prospectively. Examples of such circumstances include:
•	changes in energy prices;

•	changes in competition;

•	changes in laws and regulations that limit the estimated economic life of an asset;

•	changes in technology that render an asset obsolete;

•	changes in expected salvage values; and

•	changes in the forecast life of applicable resources basins, if any.
As of December 31, 2009, the net book value of our property, plant and equipment was $2.5 billion and we recorded $166.7 million in depreciation expense for 2009. The weighted average life of our long-lived assets is approximately 20 years. If the useful lives of these assets were found to be shorter than originally estimated, depreciation expense may increase, liabilities for future asset retirement obligations may be insufficient and impairments in carrying values of tangible and intangible assets may result. For example, if the depreciable lives of our assets were reduced by 10%, we estimate that depreciation expense would increase by $18.5 million per year, which would result in a corresponding reduction in our operating income. In addition, if an assessment of impairment resulted in a reduction of 1% of our long-lived assets, our operating income would decrease by $25.3 million in the year of impairment. There have been no material changes impacting estimated useful lives of the assets.
Revenue Recognition. As of December 31, 2009, our balance sheet reflects total accounts receivable from third parties of $405.5 million. We have recorded an allowance for doubtful accounts as of December 31, 2009 of $7.9 million.
Our exposure to uncollectible accounts receivable relates to the financial health of its counterparties. We have an active credit management process which is focused on controlling loss exposure to bankruptcies or other liquidity issues of counterparties. If an assessment of uncollectibility resulted in a 1% reduction of our third party accounts receivable, our operating income would decrease by $4.1 million in the year of assessment.
Price Risk Management (Hedging). Our net income and cash flows are subject to volatility stemming from changes in commodity prices and interest rates. To reduce the volatility of our cash flows, we have entered into (i) derivative financial instruments related to a portion of our equity volumes to manage the purchase and sales prices of commodities and (ii) interest rate financial instruments to fix the interest rate on our variable debt. We are exposed to the credit risk of our counterparties in these derivative financial instruments. We also monitor NGL inventory levels with a view to mitigating losses related to downward price exposure.
Our cash flow is affected by the derivative financial instruments we enter into to the extent these instruments are settled by (i) making or receiving a payment to/from the counterparty or (ii) making or receiving a payment for entering into a contract that exactly offsets the original derivative financial instrument. Typically a derivative financial instrument is settled when the physical transaction that underlies the derivative financial instrument occurs.
One of the primary factors that can affect our operating results each period is the price assumptions we use to value our derivative financial instruments, which are reflected at their fair values in the balance sheet. The relationship between the derivative financial instruments and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the derivative financial instrument and on an ongoing basis. Hedge accounting is discontinued prospectively when a derivative financial instrument becomes ineffective. Gains and losses deferred in other comprehensive income related to cash flow hedges for which hedge accounting has been discontinued remain deferred until the forecasted transaction occurs. If it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the derivative financial instrument are reclassified to earnings immediately.
The estimated fair value of our derivative financial instruments was a liability of $26.3 million as of December 31, 2009, net of an adjustment for credit risk. The credit risk adjustment is based on the default probabilities by year for each counterparty’s traded credit default swap transactions. These default probabilities have been applied to the unadjusted fair values of the derivative financial instruments to arrive at the credit risk adjustment, which aggregates to less than $0.1 million as of December 31, 2009. We and our indirect parent, Targa, have an active credit management process which is focused on controlling loss exposure to bankruptcies or other liquidity issues of counterparties. If a financial instrument counterparty were to declare bankruptcy, we would be exposed to the loss of fair value of the financial instrument transaction with that counterparty. Ignoring our adjustment for credit risk, if a bankruptcy by financial instrument counterparty impacted 10% of the fair value of commodity-based financial instruments, we estimate that our operating income would decrease by $2.6 million in the year of bankruptcy.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements that will affect us, see “Significant Accounting Policies” included under Note 4 to our “Supplemental Consolidated Financial Statements” in Exhibit 99.3.
Quantitative and Qualitative Disclosures About Market Risk
Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of natural gas and NGLs, changes in interest rates, as well as nonperformance by our customers. We do not use risk sensitive instruments for trading purposes.
Commodity Price Risk. A majority of our revenues are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into hedging transactions designed to mitigate the impact of commodity price fluctuations on our business. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged.
The primary purpose of our commodity risk management activities is to hedge our exposure to commodity price risk and reduce fluctuations in our operating cash flow despite fluctuations in commodity prices. In an effort to reduce the variability of our cash flows, as of December 31, 2009, we have hedged the commodity price associated with a significant portion of our expected natural gas, NGL and condensate equity volumes that result from our percent of proceeds processing arrangements for our Field Gathering and Processing, and the LOU portion of our Coastal Gathering and Processing Operations for the remainder of 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, we typically limit our use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. We utilize purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. We intend to continue to manage our exposure to commodity prices in the future by entering into similar hedge transactions using swaps, collars, purchased puts (or floors) or other hedge instruments as market conditions permit.
We have tailored our hedges to generally match the NGL product composition and the NGL and natural gas delivery points to those of its physical equity volumes. Our NGL hedges cover specific NGL products or baskets of ethane, propane, normal butane, isobutane and natural gasoline based upon our expected equity NGL composition. We believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Our NGL hedges fair values are based on published index prices for delivery at Mont Belvieu through 2013, except for the price of isobutane in 2012, which is based on the ending 2011 pricing. Our natural gas hedges fair values are based on published index prices for delivery at Waha, Permian Basin and Mid-Continent, which closely approximate its actual NGL and natural gas delivery points. We hedge a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude.
These commodity price hedging transactions are typically documented pursuant to a standard International Swap Dealers Association form with customized credit and legal terms. Our principal counterparties (or, if applicable, their guarantors) have investment grade credit ratings. Our payment obligations in connection with substantially all of these hedging transactions and any additional credit exposure due to a rise in natural gas and NGL prices relative to the fixed prices set forth in the hedges, are secured by a first priority lien in the collateral securing our senior secured indebtedness that ranks equal in right of payment with liens granted in favor of our senior secured lenders. As long as this first priority lien is in effect, we expect to have no obligation to post cash, letters of credit or other additional collateral to secure these hedges at any time, even if our counterparty’s exposure to our credit increases over the term of the hedge as a result of higher commodity prices or because there has been a change in our creditworthiness. A purchased put (or floor) transaction does not create credit exposure to us for our counterparties.
For all periods presented we entered into hedging arrangements for a portion of our forecasted equity volumes. Floor volumes and floor pricing are based solely on purchased puts (or floors). During 2009, 2008 and 2007, our operating revenues were increased (decreased) by net hedge adjustments of $45.7 million, $(33.7) million and $(1.0) million.
As of December 31, 2009, our commodity derivative arrangements were as follows:
Natural Gas

Instrument		Price	MMBtu per day
Type	Index	$/MMBtu	2010	2011	2012	2013	Fair Value
							(In millions)
Swap	IF-WAHA	6.63	28,009	—	—	—	$10.2
Swap	IF-WAHA	6.29	—	23,750	—	—	1.4
Swap	IF-WAHA	6.68	—	—	12,750	—	1.8
Swap	IF-WAHA	5.59	—	—	—	4,000	(0.9)

			28,009	23,750	12,750	4,000

Swap	IF-PB	5.42	2,000	—	—	—	(0.1)
Swap	IF-PB	5.42	—	2,000	—	—	(0.4)
Swap	IF-PB	5.54	—	—	4,000	—	(0.9)
Swap	IF-PB	5.54	—	—	—	4,000	(1.0)

			2,000	2,000	4,000	4,000

Swap	IF-NGPL MC	8.86	5,685	—	—	—	6.7
Swap	IF-NGPL MC	7.34	—	2,750	—	—	1.2
Swap	IF-NGPL MC	7.18	—	—	2,750	—	0.9

			5,685	2,750	2,750	—

			35,694	28,500	19,500	8,000

Basis Swaps	Various Indexes, Maturities January 2010 - May 2011						0.8
Swaps	Various Indexes, Maturities January 2010 - May 2011						—

							$19.7

NGL

Instrument		Price	Barrels per day
Type	Index	$/Bbl	2010	2011	2012	2013	Fair Value
							(In millions)
Swap	OPIS_MB	1.07	8,958	—	—	—	$(2.7)
Swap	OPIS_MB	0.89	—	6,100	—	—	(16.4)
Swap	OPIS_MB	0.92	—	—	3,950	—	(9.7)

Total Swaps			8,958	6,100	3,950	—

Floor	OPIS_MB	1.44	—	253	—	—	1.4
Floor	OPIS_MB	1.43	—	—	294	—	1.7

Total Floors			—	253	294	—

Total Sales			8,958	6,353	4,244	—

							$(25.7)

Condensate

Instrument		Price	Barrels per day
Type	Index	$/Bbl	2010	2011	2012	2013	Fair Value
							(In millions)
Swap	NY-WTI	71.76	851	—	—	—	$(3.3)
Swap	NY-WTI	77.00	—	750	—	—	(2.4)
Swap	NY-WTI	72.60	—	—	400	—	(2.0)
Swap	NY-WTI	73.90	—	—	—	400	(2.0)

Total Swaps			851	750	400	400	$(9.7)

These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.
We account for the fair value of our financial assets and liabilities using a three-tier fair value hierarchy, which prioritizes the significant inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore required an entity to develop its own assumptions. We determine the value of our NGL derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are either readily available in public markets or are quoted by counterparties to these contracts. Prior to 2009, all of our NGL contracts were classified as Level 3 within the hierarchy. In 2009, we were able to obtain inputs from quoted prices related to certain of these commodity derivatives for similar assets and liabilities in active markets. These inputs are observable for the asset or liability, either directly or indirectly, for the full term of the commodity swaps and options. For the NGL contracts that have inputs from quoted prices, we have changed our classification of these instruments from Level 3 to Level 2 within the fair value hierarchy. For those NGL contracts where we were unable to obtain quoted prices for the full term of the commodity swap and options the NGL valuations are still classified as Level 3 within the fair value hierarchy.
Interest Rate Risk. We are exposed to changes in interest rates, primarily as a result of variable rate borrowings under our senior secured revolving credit facility. To the extent that interest rates increase, interest expense for our revolving debt will also increase. As of December 31, 2009, we had variable rate borrowings of $631.0 million outstanding. In an effort to reduce the variability of our cash flows, we have entered into several interest rate swap and interest rate basis swap agreements. Under these agreements, which are accounted for as cash flow hedges, the base interest rate on the specified notional amount of our variable rate debt is effectively fixed for the term of each agreement and ineffectiveness is required to be measured each reporting period. The fair values of the interest rate swap agreements, which are adjusted regularly, have been aggregated by counterparty for classification in our consolidated balance sheets. Accordingly, unrealized gains and losses relating to the interest rate swaps are recorded in accumulated other comprehensive income (“OCI”) until the interest expense on the related debt is recognized in earnings.
As of December 31, 2009, we had the following open interest rate swaps:

Period	Fixed Rate	Notional Amount		Fair Value
				(In millions)
2010	3.67%	$300	million	$(7.8)
2011	3.52%	300	million	(5.1)
2012	3.40%	300	million	(0.6)
2013	3.39%	300	million	1.6
1/1 - 4/24/2014	3.39%	300	million	1.3

				$(10.6)

We have designated all interest rate swaps as cash flow hedges. Accordingly, unrealized gains and losses relating to the interest rate swaps are deferred in OCI until the interest expense on the related debt is recognized in earnings. A hypothetical increase of 100 basis points in the underlying interest rate, after taking into account our interest rate swaps, would increase our annual interest expense by $3.3 million.
Credit Risk. We are subject to risk of losses resulting from nonpayment or nonperformance by our customers. Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date. At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.
As of December 31, 2009, affiliates of Goldman Sachs and Bank of America (“BofA”) accounted for 95% and 5% of our counterparty credit exposure related to commodity derivative instruments. Goldman Sachs and BofA are major financial institutions, each possessing investment grade credit ratings, based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.